WidePoint Corporation
First Quarter 2011 Results Conference Call
May 16, 2011

Operator:                                        Good evening ladies and gentlemen; thank you for standing by.  Welcome to the WidePoint Corporation 2011 First Quarter Earnings conference call.  During today’s presentation all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one, on your touch-tone phone, and for participants using speaker equipment, it may be necessary to pick up the handset before making your selection.

I would now like to turn the conference over to Mr. David Fore with Hayden IR.  Please go ahead, sir.

David Fore:                                    Thank you, Operator.  Good afternoon to all participants in WidePoint’s First Quarter 2011 Financial Results conference call.  With me today are WidePoint’s Chairman and CEO, Steve Komar and Chief Financial Officer, Jim McCubbin.  Steve will provide an overview of the first quarter results and Jim will provide additional financial details, then we will open the call to questions from participants.

I’ll (inaudible) reminding you that this conference call contains forward-looking statements that are made pursuant to the Safe Harbor Provisions with the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in the registration statements and reports and other periodic reports filed with the Securities and Exchange Commission.  All statements, other than statements of historical facts which address the company’s expectations for its future with respect to financial performance or operating strategy, should be identified as a forward-looking statement.  These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties.  Actual results may differ from those described in the forward-looking statements.  Those forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors, many of which are beyond the company’s control.  We caution investors that these forward-looking statements speak only as to the date hereof.  The company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the company’s expectations or any change of events, conditions or circumstances in which our statements were based.

I would now like to turn the call over to WidePoint’s Chairman and CEO, Steve Komar, for opening remarks.

Steven Komar:                               Thank you, Dave, and good day to everyone who has joined us this afternoon.  As always we appreciate your continuing interest in WidePoint.

Let me start with the statement that this was a very frustrating quarter for WidePoint, mostly due to circumstances that were well beyond our control, but that doesn’t make it any more palatable.  As we have said in the past, given our current concentration in the government sector, the timing of product delivery and our product mix within our target market can significantly impact our results from quarter to quarter.  And during the first quarter, both were impacted by the impasse related to federal budgeting activities.  This situation had a negative impact on revenues in our first quarter, which is already our slowest seasonal quarter, and a proportionately larger effect on our bottom line.  We all witnessed the unusually protracted budget negotiations at the Capitol and throughout the federal district and in the end, following a number of limited, continuing resolutions, a 2011 compromised budget was most recently adopted.  Unfortunately the prolonged negotiations, coupled with a great deal of long-term uncertainty about future spending levels due the contentious climate in Washington, DC, has negatively impacted both the issuance of purchase orders and the pace of new contract awards from federal agencies.

As a direct result, WidePoint’s overall sales were down 5.7% versus the prior year’s quarter.  Both wireless mobility management and cyber security solutions were down but they were partially offset by a fortuitous 30.1% increase in IT consulting services and products.  However, while acknowledging the budget issue and its impact, within the areas that are our focus many of these concerns have now been addressed.  We either now expect a release of short-term funding for these projects or we have enough visibility to make us comfortable with what we’re seeing in the pipeline.

Demand in our marketplace is strong and the groundwork we laid in 2010 continues to provide us with a platform to leverage opportunities in all segments of our business.  We fully expect cyber security initiatives to generate revenue growth in the future as various federal agencies seek greater levels of identity management and better protection of the Federal Information Technology infrastructure.  An example of this during the first quarter was the continuing acceleration in the issuance of ECA and AC certificates which almost doubled versus the fourth quarter 2010.  In addition, the multi-million dollar contract we were awarded late in the first quarter 2011 from the US Army Corps of Engineers demonstrates recognition of the value that our telecommunications management solution, that it provides to budget strapped governmental agencies in the management and control of their wireless devices.

Looking forward in the wireless mobility management segment, we are presently pursuing several significant service contract award opportunities at a number of federal agencies.  We are also initiating a new strategy to expand at the State and local municipalities and commercial enterprises by utilizing intermediary sales channels to expand our reach into those markets.  For the first quarter of 2011 we had approximately 65,000 wireless units under management.  We anticipate incremental unit growth in the second quarter of 2011 as we add the Army Corps of Engineers to our current roster of customers.  We believe we will add between 20- and 30,000 additional units under management during 2011 as a result that the addition of work we are performing for the Army Corps alone.

As we continue to market our services in 2011 and 2012, we also anticipate we will continue to add units under management from new agency awards along with the addition of the growing probability of awards of State, local municipalities and other commercial opportunities.

Our cyber security solutions segment revenue declined by 11.8% for the quarter, however, as mentioned, we anticipate that this segment should continue to demonstrate revenue growth in the future as various federal agency mandates, such as the recent OMB Office and Management Budgeting 11.11 government-wide directive continue to be implemented.  We’ll touch on that a little later.  We have entered into a number of relationships with partners such as Wackenhut, SAIC and Dayon, amongst others, who directly support the end user base which we are confident will facilitate access to these various federal agencies and their related technology infrastructure.

We believe these new partnerships should widen our sales reach and allow us to take additional advantage of the new identity management implementation mandates over the next 18 months.  Overall, we’re looking at an improved second quarter and the opportunity for a strong second half, but as we periodically caution investors during our conference calls and SEC filings, as we’ve seen quarter-to-quarter revenues can be erratic.

With that I’d like to turn the call over to Jim McCubbin, WidePoint’s CFO, for a more in-depth discussion of our financial results.  I will then follow up with a recap of our first quarter and year end activities before opening up the call to your questions.  Jim?

James McCubbin:                         Hello everyone and thank you, Steve.  Our first quarter was frustrating as Steve mentioned.  Several projects were either delayed or commenced late in the quarter, all impacting our financials negatively as we had cautioned during our last call.  Unfortunately these impacted revenue areas with high margins, predominately in our cyber security segments, causing not just revenue declines but margin declines.  Fortunately they were all just delays and not cancellations that were not fully offset by other positive events that did occur during the quarter.  These included an offsetting amount of growth in our IT Consulting Services and Product segment, and positive movement in policy issues related to OMB 11.11 and HSPD 12 along with the commercial adoption of our credential offerings which were all positive indicators for overall growth within our cyber security segment looking into the second half and full year—second half of 2011 and full year of 2012.  Given this, we would like to reiterate to everyone that while we did have some bad luck and some timing issues impact us in this first quarter and half as a result of some of the budget impasse that occurred, nothing that had occurred to cause these timing issues has changed any of the drivers that are pushing the adoption of new cyber security requirements that are being rolled out into the multiple environments we are presently marketing to and working within.

Now given this, we did witness net revenue for the three months ended March 31st, 2011 decrease approximately $634,000 or 5.7% to 10.5 million from 11.2 million in last year’s comparable period.  But we believe looking out we should see improvements with the only question being the amount of compression in revenues that will occur as we attempt to catch up the work and how that will ultimately be recognized in our fiscal year 2011.

Looking a little deeper within our various businesses; wireless mobility management decreased about 19% to 5.6 million from 6.9 million a year ago.  The decrease in revenue was primarily the result of a reduction in services for billable calling minutes we provide to one of our large customers that we have seen reduce revenues overall that have little impact on net margins.  However, our new Army Corps of Engineers contract provides us confidence that this segment should expand as we experience further adoption by federal government agencies and departments and as we reach out and continue to expand our marketing to State and local municipalities and large commercial enterprises.  While the budget impasse has impacted the pace, we believe this is more of a paperwork issue than anything associated with the demand for the cost-saving services we can provide to these agencies that we are marketing to.

Looking at our cyber security solutions segment, revenue decreased approximately 169,000 to 1.3 million in the first quarter compared to 1.4 million last year.  This decrease was primarily the result of a shift in the delivery of work from the first to second quarter of 2011 as well as delays from anticipated awards associated with finalizing US budget matters.  A bright point in this area was that we did witness strong growth within our ECA and ASIS credentialing with growth quarter-over-quarter and sequentially, that we believe we’ll see continued investment within the second half of 2011 and all of 2012 that will more than make up for the short-term timing issues we faced in the first half of 2011 and the first quarter.  In fact, we witnessed growth of approximately 100% as our ECA credentials saw growth that was attributed to the expansion as a result in the adoption of a large shipyard group adopting our credentials for both internal and external uses that should continue for the foreseeable future.  We will have more soon for everyone on that transaction, but are pleased to see a commercial enterprise understanding the benefits of using our credentials for solving not just a government mandated issue but the cross-benefits that are present in the use of our services internally as well.

We would also like to remind everyone that great strides are being made within this segment and the potential it can yield for all of us.  As Steve had mentioned, with the continued policy push by the OMB and the White House, we believe that we could witness a watershed event over the next 18 months.  In positioning ourselves we have focused on building our key relationships with leaders in several commercial verticals; in first responders, healthcare, public safety and financial industries.  So while we have witnessed some short-term delays our belief in where we are positioning ourselves will ultimately lead us to deliver the results within the segment that we have invested so much time and effort within.

Looking at our IT Consulting Services and Product segment, revenue was up approximately 848,000 to 3.7 million for the three-month period ended March 31st, 2011 compared to 2.8 million for the three-month period ended March 31st, 2010.  This 30% increase was due primarily to an increase in consulting services in support of federal agencies and in increase in our reselling activities offset slightly by a reduction in commercial consulting services.  We anticipate that this segment should continue to grow at a moderate rate long-term, but given the nature and variability of the products and services we offer within the segment, the growth may be choppy quarter-to-quarter.

Gross profit for the three months decreased 27% to 1.8 million, or a 17.5% gross margin compared to 2.5 million or a 22% gross margin last year.  Gross margin was substantially lower in the first quarter of 2011 as compared to the first quarter of 2010 as a result of higher revenues associated with our IT Consulting Services and Product segment which has lower margins and lower revenues than the higher margin cyber security segment.  As our revenues grow within our cyber segment we believe this will reverse itself.

Total operating expenses increased 5.4% to 2.3 million for the quarter ended March 31, 2011, compared to 2.2 million for the year ago period.  Operating expenses as a percentage of sales increased about 240 basis points to 22.3% from 19.9% in the year ago period due to increases in sales and marketing due to the addition of several new hires, tools and services infrastructure improvements.  While we believe these investments in each capabilities are important, combining them with the unmet demand for our services will support our ability to continue to expand our revenues in the future.  We do anticipate these investments will level off and these rates as a percentage will fall as our revenues increase.

As a result of all this, we reported an operating loss of approximately $0.5 million in the first quarter compared to operating income of approximately 300,000 in the first quarter last year.  Net loss was approximately 317,000 or a $0.01 loss per basic and diluted share which included an income tax benefit of 203,000 compared to net income of approximately 239,000 or $0.00 per basic and diluted share in the year ago period.  We anticipate that as we witness growth in both our revenues and margins over the fiscal period we will see profitability rebound for our fiscal year 2011.

Our balance sheet remains strong with 5.8 million in working capital as of March 31, 2010.  Shareholder’s equity was 21.9 million as of March 31, 2010.  The company generated approximately 609,000 in cash for the quarter ended March 31, 2011, and had 6.2 million in cash and cash equivalents as of the end of the quarter, compared to 5.8 million as of December 31st, 2010.  We believe we do not have financial needs or requirements to support our operations for this year, our debt continues to be paid down and we are positioned to financially support the growth of our operations in fiscal year 2011.

With that I’d like to turn it back to you, Steve.

Steven Komar:                               Thank you Jim, excellent.  I think I’d like to take a minute or two and just highlight a number of initiatives that we think speak to the future as well as, yes, some successes that we experienced during the first quarter of 2011.

I’ve already mentioned the multi-year, multi-million dollar wireless management contract awarded through the GSA, the General Service Administration’s FSSI, or Federal Strategic Sourcing Initiative contract with the US Army Corps of Engineers.  We expected this contract to be signed earlier in the quarter and contribute to quarter one revenue and earnings and this delay was part of the reason for the quarter shortfall.  However, we have already begun to generate revenue from this contract early in the second quarter.

In addition during the first quarter, we received future revenue contracts tied to both new awards and contract modifications.  We are also actively bidding on near-term agency contracts that can substantially enhance our revenue in 2011, all of which speaks well to the outlook for our wireless segment.

Our Advanced Response Concepts Corporation subsidiary, otherwise known as ARCC, released an operational beta version of its crime scene management and evidence tracking system which deploys Phase Two of the US Department of Justice Technology Grant with our academic partner Delaware State University and with the State’s Department of Public Safety and six Delaware law enforcement jurisdictions.  ARCC’s CONDOR system, which has also been deployed throughout a consortium of nine municipal law enforcement agencies in Massachusetts is a specialized solution that enables crime scene investigators to digitally document evidence found in the field and to identify, label and track evidence throughout the chain of custody.  This tablet based system integrates embedded bar code, or RFID tagged evidence markers, provides for biometric attendance and tracking records at the crime scene and is inter-operable with the US National Information Exchange Compliance System.

We believe we have a substantial regional and national opportunity as our real time operational assessments continue to provide positive results for this new market segment and offering.  In addition we are focused on a variety of opportunities including substantial additional defense work on the cyber security side later this year.

As regards our work with Lockheed Martin for port workers identification, we see it continuing to progress along to potentially higher levels of utilization and to prospectively migrate into other areas of the transportation services sector.

Directionally within the cyber securities segment, WidePoint has continued to invest in maintaining and enhancing its trusted authority certifications across federal, state and local governments providing trusted e-government authentication capability, specifically to maintain our competitively differentiated technology advantage to these markets.

On the federal side, while we were seeing better than moderate growth during the last six months of 2010, the OMB 11.11 directive came with both good news and some short-term delays.  OMB 11.11 has put a stake in the ground mandating that all new applications will be credential-enabled this year and that all legacy systems will be upgraded to be credential-enabled by the end of their fiscal year 2012 which is of course September 30th, 2012.  However, OMB 11.11 also prescribed that a planning period be completed first which has been the current short-term focus.  Because many of these applications are outward facing this mandate also provides states and local governments with the final specification to be inter-operable with the federal government and to obtain available grants to do so.  Since the issuance of OMB 11.11, INPUT, the government market research firm, has identified and is tracking numerous inquiries and planned requests for quotes, proposals from both federal and state agencies that appear to address short to medium term market opportunity of over 20 times today’s total number of CERTs issued and outstanding nationwide.

As mentioned, the recent federal mandate to extend the requirements for transactional security beyond internal government, WidePoint has positioned itself with various partners to expand into these domains, as Jim mentioned earlier, including healthcare, financial public safety, State ID and telecommunications and we intend to do this while maintaining a strong presence in the federal market.

Although the state of the economy has delayed progress somewhat, we are currently negotiating with organizations across all of these domains that today total more than 1.5 million credentials to be delivered within the next 12 to 18 months of final negotiations and agreements.  Our agreement with Wackenhut Services is an example of the kinds of relationships we are pursuing to expand our reach into identified markets.  Wackenhut will utilize our products in conjunction with and supplementing their existing technology solutions to their existing client base.

We continue to encounter opportunities to expand into the commercial sector for our cyber security solutions well beyond the current initiatives with Wackenhut and the Residential Mortgage Registry or MERS which we’ve talked to you about in the past.  Overall, we believe WidePoint’s cyber security and identity managed service is well positioned to capture a fair share of this multi-billion dollar potential annual revenue opportunity.

In regard to our consulting business, we’ve had a very strong performance and demand for our IT Consulting services and products, particularly with respect to our unique expertise in cyber security and specialized consulting solutions.  However, we continue to view this segment as a volatile business with medium to low growth potential.  We operate on a competitive market place that is very price sensitive, but we’ve had a fair amount of success with it.  We want to continue that success and we intend to try and keep that growth and the margins going as well.

In aggregate and in addition to our recurring revenue base of business, we believe our new business initiatives in aggregate will comprise an incremental 200 plus million in revenue opportunity for WidePoint over the next five years, a not insubstantial portion of which we expect to come to fruition within the next 18 months.  We continue to believe the expectations we set last year are achievable over the medium- to long-term, notwithstanding some of the short term hurdles we’ve experienced tied to government budgeting impasse’s and required workarounds.

With that as a backdrop, we’ll now open the call to your individual questions and I’m sure you may have one or two to share with us.

Operator:                                        Thank you, sir.  We will now begin the question and answer session.  As a reminder, if you have a question please press the star, followed by the one, on your touch-tone phone.  If you would like to withdraw your question, please press the star, followed by the two.  And if you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question is from the line of Mike Malouf with Craig-Hallum.  Please go ahead.

Ross Licero:                                   Hi this is Ross Licero for Mike.  Wanted to know about the mobile side of the business, could you give us a little more color on how the pipeline’s looking for new contracts?

James McCubbin:                          Well yes—actually this is Jim.  How you doing, Bud?  In the end of the first quarter we had gotten the Army Corps of Engineer award.  We had anticipated getting that at the end of the fourth quarter so we’d have it for the first quarter but it was delayed.  We are going to be adding a number of devices in the second quarter and third quarter, wrapping up hopefully in the fourth quarter so that’s going well.  So we’re pleased with that.  We also have a number of marketing proposals and work out with a number of other agencies that did get delayed on them taking any action because of the budget impasse but now we’re starting to see that kind of work itself free.  So we believe that will have a continued benefit into the second half as we see that break free.

So overall, we’re pleased with where that’s going.  We also have some—and we’re waiting for some feedback from several states right now on proposals and some competitive bidding that we’re doing and completing.  So overall, last year we were kind of stalled, we’re seeing it starting to pick back up and I think we’ll kind of pick back up the second half and continue that—well actually it’s going to pick up in the second quarter and then pick up further in the second half and really go into 2012, especially given the fact how it is a cost saving measure and people are now starting to recognize that.

Ross Licero:                                   Okay, great.  And given that these contracts were just delayed and not cancelled, are you guys reiterating your 2011 guidance?

James McCubbin:                          Right now we’re waiting to see how much is going to be compressed into it.  We believe that it’s attainable.  It just really comes down to revenue recognition right now and the wrap up on a couple of awards.  We have a good bit of it done; we just have to see if we can compress it all into the second half and that’s the real challenge, and overcome the loss from the first quarter.  So, we’re hoping we’re in good shape.  We’ll have a whole lot more guidance for you as we get through the next month or two.

Steven Komar:                                That’s kind of what we’re thinking.  We think we can provide you a much higher probability assessment if we watch the next couple of months play out and I think frankly that’s our game plan at this point in time where we’re very hopeful that we’ll be able to reiterate guidance but I think given the first quarter, we want to get a little bit more water under the bridge.

Ross Licero:                                   Okay, thanks.

Steven Komar:                               Thank you.

Operator:                                        Thank you.  And our next question is from the line of Jacob Strumwasser with AYM Capital, please go ahead.

Jacob Strumwasser:                      Hi guys, why aren’t you able to reiterate the guidance for the year?

James McCubbin:                         Well right now we want to make sure that we can catch it all up because a lot of awards that are coming, or have come, have all occurred at the end of the first quarter and are coming in the second quarter so it’s a matter of revenue recognition, making sure that you can deliver everything and overcoming the losses that occurred in the first quarter.  So it’s catch up more than anything and your ability to catch it up, its more of a GAAP issue with revenue recognition.  We’re not worried about winning it, getting it awarded; again it’s just catching it up.

Steven Komar:                               Yes, I think that’s fair.  I think from a trend line perspective we’re pretty comfortable with what we had indicated earlier, nothing’s changed in the models.  But there is this issue of really working hard to catch up and recover the full year from whatever shortfalls we had in the first quarter.  That would be the only thing that would be holding us back.

James McCubbin:                         You see that, right?

Jacob Strumwasser:                     Is it fair—I understand—is it fair then to say if you went from today as Q1, you know, toward the next 12 months that that income would be earned over the coming 12 months effectively?

James McCubbin:                          Effectively.

Jacob Strumwasser:                     Okay, and can you talk a little bit—congratulations on the commercialization with the shipping business.  Can you talk a little bit more about the earnings ability for the commercialized side of that business?

James McCubbin:                         What we’re doing in positioning has been actually part of our long-term plans anyway.  Margins will tend to be a little bit stronger in the commercial area and growth prospects are strong, too.  It’s just a matter of migrating there with our services.  Withwhat we’ve seen with this first client, which we will have a press release out on once we have approvals in place, will really demonstrate that they’re adopting what they have to do for the federal compliance requirements within their own internal use as well.  Just because of the cost savings and the benefits they receive all over for that integrated solution set.

So, with that as we start working with verticals and sales and marketing partners you have a lot of more leveragability because other people, over a larger sales organization is selling the product set and we’re doing that into healthcare, into first responders, into financials and into public safety.  And these are the areas specifically where there’s a high demand for cyber security matters and issues because of a lot of the problems that we’ve witnessed over this past year.

Jacob Strumwasser:                     Is this a major inflection point for the company in terms of it’s a new customer stream?

James McCubbin:                         We’ve been, as part of our plan, we’ve been migrating here all along.  The inflection point was always set for 2012 as a lot of these requirements came online and a lot of this was forced upon these industries.  We’re just now seeing that the White House and OMB take a stronger and stronger approach to it because of issues with both public safety and cyber crime as well as some of the Medicare issues, HIPAA issues and all those things just coming to light.  So it’s kind of a natural evolution and it’s a great way for us to transition to be able to keep and build our federal presence as well as let that drive the commercial growth of the business.  So, an inflection point, yes, to an extent but not an unplanned inflection point.

Jacob Strumwasser:                     Okay.  And so it’s an inflection point in a good way is that what I would say (unintelligible)?

James McCubbin:                         Absolutely.  Absolutely.

Jacob Strumwasser:                     The last thing that I just want to hit on quickly is the declining margins.  Is it a cannibalization of your guys’ business or is this the operating leverage associated with more sales?

James McCubbin:                         Well, no.  No, I think…

Steven Komar:                               It’s actually neither, Jacob.  We both want to answer this one.  But I think the first statement that needs to be made is that there’s been no change to the underlying business model or expectations.  So, as our revenues roll out and catch up, we’re quite confident that the same levels of profitability and return are there and that nothing has been compromised in this process, certainly not any cannibalization associated with competitive pricing.  That’s my two cents, but I’ll let Jim answer.

James McCubbin:                         Jacob, to keep it simple, when you have a bunch of margin push right that’s in the 50, 60, 80% range and you offset it slightly with lower margin work, it just—it impacts the margins at least for that period.  So we just had a mix issue where there was just a higher mix of low margin work and it wasn’t overcome and our growth and our model though overall is to build out the higher margin services which is driving the leveragability in the business model and that profitability.

Jacob Strumwasser:                     Good.  Thank you, guys.

Steven Komar:                               Thank you, Jacob.

Operator:                                        Thank you.  And our next question is from the line of Fred Milligan with Sanders, Morris, Harris.  Please go ahead.

Fred Milligan:                                Hi, guys.

James McCubbin:                          Hi, Fred.

Fred Milligan:                                The consulting business is growing a little bit so can you give us a break down in terms of revenues in the first quarter in terms of percentages for the consulting, the wireless and the cyber security?

James McCubbin:                         Hang on for a second would you, Fred?

Fred Milligan:                                Sure.

Steven Komar:                               Should be able to get that for you in just a minute.

James McCubbin:                         I have to look it up; I don’t have it off the top of my head.  Actually Fred, I don’t know if I have it in front of me either.

Fred Milligan:                                Is the consulting something like 3%, 5%?

James McCubbin:                         No, no, it’s in our segmentation tables and I really didn’t address segmentation per se.

Fred Milligan:                               Let that go.  You talked about, in the report, release rather, billable minutes in the wireless area that were not fully offset.  I thought the billable minutes were rather very low margin and sort of a pass through.  Is that correct?

James McCubbin:                         They were but what happened is, while we get you the other side of your question is, literally WHS back in December, we made a strong push to migrate away from some of the billable minutes and this is kind of the follow through there and that’s all it is.  So if we would back out the billable minutes first quarter-over-first quarter, the wireless segment actually, for WHS, on apples-to-apples, the wireless segment actually grew.

Fred Milligan:                               Okay, now with the contraction, in the first quarter you would have to look at the government’s spending as being a contraction of the government market.  Under those circumstances is the competition increased and pricing more of a factor?

James McCubbin:                         We haven’t seen pricing issues, we’ve seen a lot of paperwork issues.  Literally, when you get into a continuing resolution in that environment nobody’s issuing new task orders per se, new contracts per se, they’re living off of last year budget issues and so you’re just waiting for that to be resolved so they can put out new RFEs.  It doesn’t have anything to really do with pricing issues, their desire to do it; it really just holds up paperwork everywhere.

Fred Milligan:                               But wouldn’t it be logical that everybody who’s competing for this business or after this business would be more aggressive if in terms of the business isn’t as high or as much as had been earlier?

James McCubbin:                         Well Fred, it’s not impacting competitive nature.  I mean in cyber security what we’re doing is what we’re doing.  We have a subset of competitors, period, and everybody’s kind of waiting on what they’re waiting on.  It’s not an issue of everybody trying to steal from somebody else being greater or lesser than.  It’s just really you can’t get anything done because you’re caught up in the bureaucracy.

Fred Milligan:                                Okay, all right.  Moving on, is what you’re doing with Wackenhut and the others, is that making any contribution now or is it too early to look at that?

James McCubbin:                         Well as I talked with you before, Wackenhut we just started.  We’re in the training session where we’re educating and training sales force, work force and we’re working with them in letting them understand some of the integration of our product into it so we can collectively go after the clients that are demanding it.  There’s about a one-year sales cycle Fred and that is what it was.

Steven Komar:                               We really see that, you know a realistic expectation would be too aggressive to say third quarter.  I really do believe that we’ll—if we’re successful we’ll see some meaningful revenue growth from them perhaps in the fourth quarter, certainly by year end.  And many of these initiatives just have a long lead time for them to get established and set.  On the other side of this, Wackenhut has enormous end user base and could very, very quickly implement product once in fact it receives contractual commitments to do so.

James McCubbin:                         Hey Fred, now back to an answer that you had for the first, in the first quarter, about a little over half of the business went to wireless, about 35% went to consulting and IT and then about 12% went to pure cyber.  Now we anticipate the cyber number to be much greater for the year as a percentage and also recognize that in the consulting area that push was related to work we were doing in the cyber area.  Okay, so they kind of feed on each other.

Fred Milligan:                                Okay, so you can’t separate them in a sense.

James McCubbin:                          Not ideally because they work together.  I can tell you, probably a good 1.5 million to $2 million of that 3.5 really went into support of cyber initiatives with the federal government.

Fred Milligan:                                Okay, the States—is that at the same level as the commercial in terms of development?  Or has it moved further ahead?

James McCubbin:                         The States were a little bit ahead of, I would say by a good year or more within some of the initiatives we’re working and the marketing we’re doing on both the cyber side as well as on the wireless side.  We started working on that a year ahead of any commercial efforts, within the wireless.  Now on the cyber side the commercial is pretty much right per plan and I mean we’re just moving right along.

Fred Milligan:                                I don’t know how you measure this, but is there a backlog, or is there a way of putting a number on a pipeline?

James McCubbin:                          Well a pipeline and a backlog are two different things,

Fred Milligan:                                I understand.

James McCubbin:                         And we really, we don’t address that on these calls.  I mean, we do have a strong backlog of contractual work in the wireless side because that’s more contractually obligated.  On the cyber side, it is more a task orders and more driven by purchases so it’s not.  As it goes to pipeline, we are addressing pipeline to expand and diversify our pipeline as we’ve already discussed.  Specifically Fred though, migrating more and more towards the commercial side.

Fred Milligan:                                Okay, all right.  That’s all I have so thanks an awful lot.  I appreciate it.

Steven Komar:                               Thank you, Jacob.

James McCubbin:                         That was Fred.

Steven Komar:                               Fred, sorry.

Operator:                                        Thank you and as a reminder ladies and gentlemen, if there are any additional questions, please press the star, followed by the one, at this time.  And if you’re using speaker equipment, you’ll need to lift the handset before making your selection.

Our next question is from the line of Drew Jessman (sp?) with Madison Investor Advisors.  Please go ahead.

Drew Jessman:                               Hey, thanks for taking my questions.  Maybe we can start with the outlook for the second quarter.  It sounds like it’s gotten considerably worse since the conference call at the end of the first quarter.  Is that an inaccurate assessment or it sounds like things are quite a bit more murky?

James McCubbin:                          Well the continuing resolutions on the matters didn’t get really resolved until the end of April and beginning of May.  We did not anticipate that, so it weakened some of our expectations on revenue recognition in the second quarter.  So on our last call we were extremely strong on our second quarter because of the compression, or catch up, occurring more then than we witnessed because of the delays.  The delays did go on a little bit longer.  We do anticipate the second quarter should be better than the first and that the compression of these catch up revenues, we’re just going to witness more in September and really with wrap up money.  As you know, the government’s going to spend—through all this, fiscal ’11 is still going to spend 9% more than they spent last year.  So it’s just going to be pretty much a rush to what they call year end sweep up money and that’s where we really anticipate to see most of it.

And we’re also being a little bit more conservative right now because of all the delays that did happen and we have to make sure we can get the work performed.  Hopefully there’s an upside surprise, but we’d rather not communicate that and just surprise you.

Drew Jessman:                               Yes, I would agree; the comments made on the last call that you guys are a conservative management team and the results this quarter I think were a little bit of a surprise considering that the first quarter (unintelligible) fully completed at the end of (inaudible).

James McCubbin:                          In the last call we did guide to a weak first quarter.  We did guide to that.

Drew Jessman:                               Yes, yes.

James McCubbin:                        And because of that we’ve seen what happened, too.  So, but I mean that is what it is.  We will, if anything, and most people that do know us know that we tend to over provide information in the quarters, in the quarter calls and we’re completely outright with answering questions on what we believe.  And we are a bit conservative.

Steven Komar:                               Well I’d hope that you would understand why we feel that it’s appropriate for us to be a little bit cautious and conservative at this point.  When the trend line re-emerges and we’re feeling a lot better about some statements we’ve made, in the course of this call amongst other things, we’ll be the first ones to come back and tell you that things are looking better.  But the reality is we still can’t control what’s going on in that contracting process.  We’re seeing a definite pick up in activity and in awards, but candidly, if it all gets bunched into the last two or three weeks of June, there are issues associated with the fact that that’s all well and good but that’s not going to help us a whole lot with second quarter revenues.  So we are being cautious and we’re very hopeful to be able to come back with you with some upside news.

Drew Jessman:                              You mentioned that the second quarter’s going to be better than the first.  Do you expect to show a profit in the second quarter or is it uncertain?

James McCubbin:                         Well, we would like to, the model would suggest that, and we will see.  I mean our goal is to hit our goals for 2011 but we are looking at revenue growth and at least bottom line neutrality if not better performance.  We do anticipate that.  We are anticipating a lot of compression in third and fourth quarter which will then be a lot of catch up income and catch up revenue.  Our model though would suggest really upward surprises in bottom line income in both the third and fourth quarter because of that compression, just because you have a lot more gross margin and you have the same amount of net income, again it’s just, you’re compressing and catching things.  So it will look weak now, it could look extremely positive the other way.  But when you look at it for the year, it kind of marginalizes and naturalizes out.

Drew Jessman:                              Okay and what is a worst case outlook for the year if you could try to estimate that?

James McCubbin:                         We don’t have it.  We’ve built the model where we should always do better than the prior year, so that would be what we would probably guide to in a worse case.

Drew Jessman:                              Okay, so north of 4.5 (inaudible)?

James McCubbin:                         Not counting one time tax events or things like that of course.

Drew Jessman:                              Right, and then Steve you mentioned some long-term guidance of made in 2010 at the end of your prepared remarks, maybe you could just refresh me on what exactly that is?

James McCubbin:                         He meant long-term guidance 2012 and on.

Drew Jessman:                             I thought at the end of Steve’s remarks that he said guidance that was introduced, long-term guidance that was introduced in 2010 is still on plan, so I was just wondering what the long-term guidance is?

Steven Komar:                               That guidance related specifically to two, I think the two factors that I was talking about.  Number one, what we perceived to be the emerging market potential for commercial applications for our security solutions.  That is of course one of those meganumbers out there that we believe we will significantly participate in.

Drew Jessman:                              I was just wondering if there was any numbers behind that?

James McCubbin:                         You were globally, in 2010, looking at achieving that $2- to $300 million milestones over the next two- to three-year period.

Steven Komar:                               We also talked about incremental revenue over a four- to five-year period and I believe the number was 200 plus million.  And that’s where we see, and that’s basically a doubling to tripling of our experience over the last couple of years in terms of new revenues versus base revenues.  And we think that is a very achievable target given both our track record as well as the opportunity that we see staring us in the face out there.

Drew Jessman:                             Yes, it’s (inaudible) and then with the higher margin businesses what would be just a ballpark earnings range for that, if that comes through?

James McCubbin:                        You’ll have to compute that but you should see our SG&A level off to flatten out as a percentage of the business or if not decline and you would see margins move well into the 30% margins, if not higher.  The watershed event is with a lot of this mandated credentialing in 2012 really being extreme high margin and that really driving a major inflection point to the upside and what’s funny is it’s not driven by federal funding; it’s driven by the requirement of the commercial entities to pay and adopt these.  So the Feds have found a way to actually push this off, this burden on to others, yet still require them to meet it.  So, as they say, go where the cash is and that’s where our business model originally took us and that’s where we’re following it to.

Drew Jessman:                             So if I add this all up, it seems like the long-term opportunity is still terrific, yet the stock is pulled back significantly.  In the past, management team has been fairly opportunistic in terms of insider buying.  Is that something that could be on the horizon for you guys?

James McCubbin:                         Well I’m just finishing paying my taxes for exercising all the warrants and everything else.  I have everything into this company I can put into it.  I’m not a wealthy man myself and most of the management team has our lives into this so we’re not wealthy.  If we could we would, and we do the best that we can.  We’re just, unfortunately, not financially positioned there.

Steven Komar:                               I think if you’re looking for management commitment, I would imagine that you’ll find that the place you’ll most likely see that will be incremental exercises of the existing stock options on the management team.  I don’t think there’s any big plan out here or anything beyond that at this point.  And as Jim mentioned, we’re all pretty invested in this opportunity.

Drew Jessman:                              Terrific.  Okay, thanks a lot gentlemen for answering my questions; appreciate it.

James McCubbin:                         Thanks a lot.

Drew Jessman:                              Appreciate it.

Operator:                                       Thank you.  Our next question is a follow up from the line of Jacob Strumwasser.  Please go ahead.

Jacob Strumwasser:                     Hi guys.  Do you guys have any ability to buy back stock?

James McCubbin:                         Well we don’t know if that would be prudent.  If you really think about it and you take a look at the working capital that we have, what we’re generating, the revenue streams that we’re projecting, it would be kind of not intuitive, but if we did, we could find ourselves in a situation then not having enough working capital to support any extreme burst to revenue growth.

Jacob Strumwasser:                     Sure, understand.

James McCubbin:                         We’re positioned well enough where we don’t have to raise capital and we’re building enough to meet the revenue growth demands of our future expectations.

Jacob Strumwasser:                    Understood, great.  I’m just trying to kind of look at—it was $1.40, $1.45 and now it’s $0.90 and trying to figure out how much of that is already kind of baked in to what’s happened in the past or in going forward, if there’s any ability for the company to take advantage of that, but I understand what you guys are saying.

James McCubbin:                         Our problem is we have to really kind of look at the business and funding the business and sticking to our model.  As it goes to IR, that’s awareness and there was a lot of inefficiency in the stock.  Given all the bad and negative news out there and our inability to communicate anything new because what was going on, you just had a heavy preponderance on the sale side and it really has driven the stock down and while we wanted to scream because we’re shareholders as well, we’re also handcuffed to an extent.  We are going to get out there, we’re going on the road but we needed information to be out there to talk about it and that’s why we’re going to start with the Craig-Hallum conference.  I’m going to be on the road with some analysts next week and we’ll start trying to raise awareness because our business model, mid- to long-term still is very strong we believe, just with a short-term hiccup and with that you see these events happen and hopefully we can correct it by positive performance as well as communicating and raising awareness now that we’re getting information out there, now that the budget impasse is starting to clear up and we have something to talk about.

Jacob Strumwasser:                     Great, thank you guys.

Steven Komar:                               Well stated.  Thank you.

Operator:                                        Thank you.  Our next question is from the line of Sam Donaldson (sp?), private investor.  Please go ahead.

Sam Donaldson:                            Tough quarter gentlemen and we’re all disappointed, but based on the reasons you’ve given and your excellent record in the past, it’s my presumption that you handled this problem as well as—probably better—than any management could.  So on that basis I thank you.  I have a couple of questions.  One you’ve already answered but I just want to hear it again.  So you’re telling us that you’re really certain that the problem in the first quarter was based on the uncertainty about government funding and not some other reasons and they just gave you that as kind of a pass reason?

James McCubbin:                         Sam, it’s Jim.  We can tell you what we witnessed, we saw how things get pushed off and you live in town you saw everything that’s happened.  I mean it just was a mess.

Sam Donaldson:                            Believe me, not only is it logical but it would surprise me if there were any other reasons, I just wanted to hear you say that yes, if not in so many words, we can’t go through with this now because we don’t know about the funding.

Steven Komar:                               To the absolute best of our knowledge and experience Sam, that was the core reason.

Sam Donaldson:                             Okay.  I accept that.

Steven Komar:                               Classic paralysis across the board, nobody willing to take chances, raise their head above the trenches and we sat there as frustrated as you could possibly imagine.

Sam Donaldson:                             I understand.  Go ahead, Jim.

James McCubbin:                         Sam, you’ll get a kick out of this.  It affected all the way until just recently.  We had clients who wanted to buy things from us and it would save them money, because of the procurement rules, they couldn’t enter into something new.  So we had to go back and re-work it to make it look like it wasn’t something new.  It was just extremely frustrating and it has been for a number of small to medium sized companies specifically in the area.  But I tell you, Dan, Jen everybody on the management team, you know it forced us to get creative, it forced us to really look at it and figure out our workarounds.  (Unintelligible).

Sam Donaldson:                            Creativity is the way the town works, I know that.  Which leads to my last question and that is this: today we hit the debt ceiling but because of creativity, right?  It’s going to take us he says to early August before if we go off the cliff, we go off the cliff.  Here’s my question about that: John Bader says he wants $2 trillion in order to have Republican votes to raise the debt ceiling.  I think it’s a bargaining position and all that, but he’s got to get something and I realize that’s mainly from the entitlements but the fence is on the table.  Secondly, we start the new budget process on the first of October and I think there will probably be as much uncertainty from the standpoint of the way that the people who want to just slice this budget across the board sometimes are going to present.  So I want to hear once again—you said late last fall as I recall, that in our sectors you did not believe that even a reduction in permanent government funding from the standpoint of these budgets will not really adversely affect us.  Is that still the way you see it?

James McCubbin:                         All right well Sam that was a couple, two, three part question.

Sam Donaldson:                            Take any one you want.

James McCubbin:                         All right.  Simply enough, we all know that most of the cuts to be made will be in entitlement programs because that’s where the money is, as you even said.

Sam Donaldson:                             Yes, that’s right.

James McCubbin:                        The incremental other funding that will be cut, okay, will most likely be in areas non-security related to DOD.  As you’ve already seen DOD budget’s been approved for ’11, it will get approved, and they already have a three year blueprint for where that’s going.  DHS has pretty much already been worked out as well.  Where you’re going to see hits are probably in consulting services, or the big body shops.  You’re going to see hits to the non-DOD, non-security world, okay?  But I got to tell you, we were partially wrong with the statement we made to you that we would see no impact.  We did see a timing impact, not because there wasn’t a desire, not because it’s not already in their line items for their budgets for 2011, 2012 and 2013, but because of the paralysis.  So we were caught off guard and caught short that way.

Now, you know, we got caught once doing that, we’re not going to get caught the second time.  We’re going to broaden our pipeline of opportunities.  We’re going to take certain other measures to make sure that we diversify away from having that kind of impact, but even with the impact that happened in the first quarter, what did we see?  We saw revenues fall $1 million, okay?  That’s it, not even a million.  So we did hedge ourselves, but we’re going to learn to hedge ourselves better in the future so we have more out there, okay?  But Sam, saving money, wireless, cyber security they’re all initiatives that administrations both Republican and Democrat have both adopted saying—and they’re pushing on, these are long-term title changes into how we live and do business and we truly do believe we’re not going to be impacted from the opportunity that that gives us.

Sam Donaldson:                            Well I understand and I’ve thought for—’08, the fall of ’08 when we started going off the cliff, that we were lucky, those of us who invested in WidePoint, to be in this stock even when it was down just a few cents, because of the reasons you gave and that is that with the uncertainty elsewhere in the market and the economic condition of the world, we were in the stock that does business to such a large extent with a government in a way that it has to got to be there—the money that is—it’s got to be there and the contracts have got to eventually be there.  So, I’m just re-affirming to you that I’m on board and I’m staying on board.

Steven Komar:                               I appreciate that and I’d just like to re-affirm to you that we really still do believe what we have been saying for the past year or more and this quarter was an aberration, and Sam, it’s just what it was.  It did catch us a little bit, there’s no question about, and as Jim said we’re going to get smarter about it going forward.

When we look at what’s out there we see some of the larger integrators, obviously the Northrups, the Lockheeds, the SAICs, they didn’t suffer a short-term impact because candidly they have a longer contractual backlog and they don’t get a hiccup like we get as a young growing company that’s more dependent on a continued flow of new contracts and new business.  So that’s a reality.  But on the other hand, if you look at what’s going on with the Northrups, the Lockheeds and the SAICs, they’re all cutting staff because they know the reality of what’s going to happen and what’s going to come down.  We today do not believe that we are in those segments of business.  We have a product that is a dollar-for-dollar cost saving product and service to the government.  We have—we are competitively advantageously positioned on the cyber security side with great products differentiated and you know what?  As you said a little while ago, these things are going to happen and we’re very confident that they will.

Sam Donaldson:                            Again I thank you and as I say again, I’m on board.  I suspected the quarter was not going to be terrific, and I bought in the close today even before I got your report so I see you guys.

Steven Komar:                               Thank you, Sam.

Operator:                                        Thank you and our next question is from the line of John Grobin (sp?), private investor.  Please go ahead.

John Grobin:                                  Yes my question is regarding the recent news releases from the government regarding a new appointee, Chris Painter who is going to be the new cyber security Chief.  There’s been some press and some news releases from the government that there’s this new push going forward and he’s going to be heading the effort and I want to know whether that impacts you and whether you know the guy and is this closed doors or open doors and that’s really the question?

James McCubbin:                         Actually it’s interesting that you bring that up.  Our lobbyists and some of our support people are aware of him and do know him, number one.  Number two, the initiatives that the White House, through the Cyber Czar and the new Cyber Czar are pushing are in the areas of healthcare, Medicare, in the areas of public safety, utilities, various areas that we have been working on for more than a year.

John Grobin:                                  Well that’s what it appeared to me, that it was right up your alley.  I just wanted to know whether this Chris Painter is a guy that you’re in with or out with and who is he replacing or is this a new position?

James McCubbin:                         This is a position that’s been developed over the last year or two and literally the impact—it’s great that they’re behind the initiatives.   It’s great that they’re speeding the initiatives up.  So that’s all positive.  He’s one person in the cog; that’s another cheerleader for the reasons that we’re doing it, so we don’t view it negatively in any way.

John Grobin:                                  Okay.

Operator:                                        Thank you and there are no further questions at this time.  I would now like to turn the call back over to Management for closing remarks.

Steven Komar:                              Well thank you, thank you.  Number one, thank you all for your time and continued interest in WidePoint.  This was a bit of a tough call for us.  We’re not in the business of losing money.  We’ve had 10, 11, 12 quarters of profitability and revenue growth and we intend for that to continue going forward and we appreciate your continued commitment to us and we will look forward to chatting with you again at the end of the second quarter.  Thank you and have a great evening.

Operator:                                        Ladies and gentlemen, this concludes the WidePoint Corporation 2011 First Quarter Earnings conference call.  Thank you for your participation.  You may now disconnect.